SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No ____)
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ABLEAUCTIONS.COM, INC. Name of the Registrant as Specified In Its Charter
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[ ] Fee paid previously with preliminary materials.

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Ableauctions.com Inc.

Suite 200 - 1963 Lougheed Highway, Coquitlam, B.C. V3K 3T8

604-521-3369 or Fax: 604-521-4911

 August 15, 2007

Dear Shareholder,

The 2007 Annual General Meeting of the shareholders of Ableauctions.com, Inc. will be held at 11:00 am local time on Friday, September 28, 2007, at Suite 1000 - 595 Burrard Street, Vancouver, British Columbia.   In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities and will provide you with an opportunity to discuss matters of interest to you as a shareholder.

We hope that you will be able to attend our Annual Meeting.  However, whether or not you plan to attend, please sign, date, and promptly return the enclosed proxy by mail, or fax it to us to ensure that your shares are represented.

2006 In Review - 2006 was a year of growth and in the process, we made significant progress towards accomplishing many of our objectives and milestones, and we laid the foundation for a number of long term investments that we believe will benefit the company positively in subsequent years.

Live Auctions and Technology - In the area of live auctions and technology, 2006 was a year of significant achievements.  Auction sessions from our iCollector operations grew over 70% from the previous year, facilitating 951 auction sessions.  Auction sessions from our NAALive operations grew over 100%, facilitating 297 auction sessions.  For the quarter ending June 30, 2007, live auction divisions iCollector and NAALive set a record for the number of auction sessions facilitated in a single quarter.  The operations  reported over 450 auction sessions for the second quarter of 2007, surpassing all previous quarterly numbers.

We increased revenues from live auctions in 2006 by 80% to approximately $937,000 compared to approximately $500,000 in the previous year.

Liquidation Business - Revenues from our liquidation business increased.  Revenues from our liquidation business increased by 50% to $4,917,198 from the previous year and accounted for 78% of total revenues.

Acquisitions and Investments - We have not been successful in finding suitable companies to acquire.  In order to increase shareholder value, we will continue to grow organically and invest any excess capital we have.   As of June 30, 2007 we had working capital of $5,944,569.  On July 23, 2007 we announced that we had decided to use some of our cash to repurchase our common stock from the market because we believe that our common stock is currently undervalued and that retiring shares will benefit our stockholders.  As of the date of this report, we have purchased 244,100 shares at a total cost of $47,891.85.  We intend to continue buying back our common stock from time to time, at the discretion of the board of directors, with our available cash resources.

Our shareholders’ equity in 2006, defined as the carrying amount of the Company’s assets minus its liabilities, increased to $12,890,232 at December 31, 2006.

Overall, during the year ended December 31, 2006, we had revenues of $6,243,865 as compared to $4,428,912 during the year ended December 31, 2005, an increase of 41%.   Our net income for 2006 decreased as we incurred additional operating expense in order to facilitate expansion.   Net income for 2006 was $167,233 as compared to a net income of $437,182  for the year ended December 31, 2005.

Outlook - Over the course of the past few years, we have accomplishing many of our objectives and milestones while maintaining profitability.  We believe that the Company has emerged with an impressive business model and has subsequently laid a solid foundation on which to build an exciting technology company going forward.  The Company is moving forward to expand the Company’s live auction and liquidation businesses, as discussed below.

The Company’s objective is to become a leading provider of merchandising services through our auction and liquidation channels.  We believe that the long term success in this area of its business depends on our continued innovation and integration of technologies and services for auctioneers and liquidators worldwide.  In order to accomplish this and maintain positive cash flow, we will continue to rely on revenues from our other operations and from our investments.  In 2006, we formed Axion Investment Corporation to manage and expand the Company’s investment business, including real property development and lending.  The return on these investments is expected to help support the development of our liquidation and auction businesses, including the development of new technologies for use by on-line businesses.

In 2006, the we saw significant growth in our live auction services and we expects to continue attracting some of the world’s leading auction houses and service providers to partner with it in delivering our technology and services.  We continue to develop innovative technology that we continuously refine, enabling auction houses to broadcast auctions on the Internet.   We have an established and experienced management team and board of directors, all dedicated to building a significant global technology company.

Looking forward, we plan to increase its services to shareholders in 2007 and to continue to look for ways in which to expand, either by partnering with, or by acquiring, companies that add breadth to our core competencies and enhance our business model.  We look continuously for new ways to produce revenue streams that will benefit the Company in years to come.

With innovative technology, good management and the support of our shareholders, we look forward to achieving our goals in the coming years.

Yours Faithfully,

/s/ Abdul Ladha

ABDUL LADHA

PRESIDENT AND CHIEF EXECUTIVE OFFICER

ABLEAUCTIONS.COM INC.

Suite 200 - 1963 Lougheed Highway, Coquitlam, B.C. V3K 3T8

604-521-3369 or Fax: 604-521-4911

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 28, 2007

To our Shareholders:

The Annual Meeting of Shareholders of Ableauctions.com, Inc. will be held at 11:00 a.m. (PST) on Friday, September 28, 2007, at 1000 - 595 Burrard Street, Vancouver, British Columbia, for the following purposes:

(1)

to elect four directors; and

(2)

to transact any other business that may properly come before the meeting.

Only shareholders of record at the close of business on July 19, 2007 are entitled to notice of, and to vote at, the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Abdul Ladha

Abdul Ladha

President and CEO

IMPORTANT

Whether or not you plan to attend the meeting, please sign, date, and return promptly the enclosed proxy, either in the enclosed envelope, which requires no postage if mailed in the United States, or by faxing it to us at (604) 521-4911.  Promptly signing, dating, and returning the proxy will save us the additional expense of further solicitation.

ABLEAUCTIONS.COM, INC.

Suite 200 - 1963 Lougheed Highway

Coquitlam, British Columbia, Canada

V3K 3T8

__________________________________________________

PROXY STATEMENT

______________________________________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ableauctions.com, Inc. to be voted at our 2007 Annual Meeting of Shareholders to be held at 11:00 a.m. (PST) on September 28, 2007.  Shareholders who sign proxies may revoke them at any time before their exercise by delivering a written revocation to our Secretary, by submission of a proxy with a later date, or by voting in person at the meeting.  Both the proxy and a written revocation of the proxy may be delivered by facsimile at (604) 521-4911.  These proxy materials are being mailed to our shareholders on or about August 28, 2007.  All monetary information included in this Proxy Statement is stated in U.S. dollars.

We will furnish without charge to each person being solicited, upon the written request of any such person, a copy of our Annual Report on Form 10-KSB, including the financial statements and the financial statement schedules.  Any person who wishes to request a copy of our Annual Report should send a written request to Mr. Abdul Ladha, President, Ableauctions.com, Inc., Suite 200 - 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8.

VOTING SECURITIES

Only shareholders of record at the close of business on July 19, 2007 are entitled to vote at the Annual Meeting.  The total number of shares of common stock that were issued, outstanding and entitled to be voted on the record date was 65,348,009 shares.  Each share of common stock is entitled to one vote on all matters to be acted upon at the Annual Meeting.  The holders of one third of the outstanding shares (21,782,670 shares) will constitute a quorum, which is necessary for the transaction of business at the Annual Meeting.  In accordance with applicable law, the election of directors shall be by a plurality of the votes cast, while the approval of all other proposals shall be by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal.  Shares which abstain from voting as to these matters, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to these matters (“broker non-votes”), will not be counted as votes in favor of or against the matters.  For purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote on a proposal has been obtained, abstentions and broker non-votes will be included in the number of shares present and entitled to vote.

SOLICITATION

We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement.  Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of common stock held in their names.  We will reimburse brokerage firms and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to the owners.  In addition to original solicitation of proxies by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We will only deliver one Proxy Statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.  We will promptly deliver a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

Ableauctions.com, Inc.

Attn: Corporate Secretary

Suite 200 - 1963 Lougheed Highway,

Coquitlam, British Columbia, Canada, V3K 3T8

Telephone No.:  (604) 521-3369

PROPOSAL 1: ELECTION OF DIRECTORS

Four directors are to be elected to our Board of Directors at the Annual Meeting.  Each director will hold office until the next shareholder meeting or until his earlier resignation, removal from office or death.  The Board of Directors has nominated Abdul Ladha, Barrett Sleeman, Dr. David Vogt, and Michael Boyling to serve as directors.  All of the nominees currently serve on our Board of Directors.  All of our directors, with the exception of Mr. Ladha, are independent directors as defined under Rule 121 of the American Stock Exchange.

Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated by the Board of Directors to fill any vacancy.

Nominees for Election

Abdul Ladha, Age 45

Abdul Ladha has been a director, President, and Chief Executive Officer of the Company since August 24, 1999.  He also currently serves as the Chief Financial Officer.  In addition, Mr. Ladha is President of all of the Company’s wholly owned subsidiaries.  Mr. Ladha holds an honors degree in Electrical Engineering and Mathematics from the University of British Columbia (UBC).  In 1985, he founded Dexton Enterprises Inc., a subsidiary of Dexton Technologies Corporation, which was a company engaged in the business of the development and provision of web-based business solutions to small to mid-size retail and business-to-business customers, and the marketing and sale of personal computer hardware and network systems to corporate and retail customers, as well as computer training and after-sales upgrade and support services.  Mr. Ladha was President, Chief Executive Officer, and a director of Dexton Technologies from December 1994 to July 2001.  In 1997, Dexton Technologies acquired Able Auctions (1991) Ltd., which Dexton sold to the Company on August 24, 1999.

Mr. Ladha is the Executive Director of CITA – The Canadian Institute for Technological Advancement, a non-profit organization dedicated to developing Canada’s technological entrepreneurs.  CITA is sponsored by the UBC, Simon Fraser University (SFU), the World Trade Centre, Ernst & Young, and some 60 corporations and institutions.

Barrett E.G. Sleeman, Age 66

Barrett Sleeman, a director of the Company since August 24, 1999, is a professional engineer. He has also been a director of Crystal Graphite Corporation, a graphite property development company, from February 1999 to February 2004, and the CEO of Helena Resources from October 2001 to the present. From April 1997 to September 2001, he was a director of Dexton Technologies Corporation, a technology company.  From May 1988 to May 2000, he was a director and the President of Omicron Technologies Inc., whose focus is the acquisition, research and development, and marketing of leading edge technologies for the aerospace, telecommunications, defense, and consumer electronics industries, as well as Internet-based business concepts.  Mr. Sleeman also served as a director of Java Group Inc., an oil and gas company, from November 1997 to March 2000.  Mr. Sleeman was also President (October 1996 to October 1997) and a director (August 1996 to October 1997) of White Hawk Ventures Inc., and President (August 1995 to April 1997) and a director (March 1995 to January 1998) of International Bravo Resources Inc., both mining exploration companies.

Dr. David Vogt, Age 51

Dr. David Vogt, a director of the Company since April 17, 2000, is a scientist and knowledge engineer.  An astronomer by training, he was Director of Observatories at the University of British Columbia in Canada from 1980 to 1992 before becoming Director of Science at Science World, Western Canada’s largest public science center.  With the development in 1993 of a “virtual science center” to support educational outreach, Dr. Vogt shifted his focus to explore the creation of knowledge using new media technologies.  Dr. Vogt is a founding executive of Brainium.com, an innovative online educational publishing company.  Brainium.com pioneers new media learning products for the kindergarten to Grade 12 market.  The award winning “Science Brainium”, located at www.brainium.com, is an online intermediate science resource currently reaching 7,000 schools internationally.  Dr. Vogt has been Vice President Business Development of Brainium Technologies Inc. since 1996.Dr. Vogt combined undergraduate degrees in Physics and Astronomy (UBC 1977) and English Literature (UBC 1978) into an interdisciplinary Ph.D. (Simon Frasier University 1990) in information science and archaeoastronomy. Dr. Vogt was also founding director of the B.C. Shad Valley Program, Chairman of the CBC’s Advisory Committee on Science and Technology, and a founding member of the SchoolNet National Advisory Board.

Dr. Vogt’s professional associations include membership on the Software and Information Industry Association (SIIA) Content Board and sub-committee on Distance Learning, a technology planning committee for Ronald McDonald Houses International, the Education Committee for the Vancouver Foundation, the B.C. government’s Information Technology Advisory Board, and the Board for Science World.

Michael Boyling, Age 50

Mr. Boyling, a director of the Company since 2002, is the President of Boyling, Feltham, Rogers & Associates Inc. (BFR), which is an insurance and financial services company based in Vancouver, British Columbia with offices in Edmonton, Alberta, Calgary, Alberta and Winnipeg, Manitoba.  BFR’s business focuses on providing insurance and financial services to high net worth individuals and medium sized companies.  Michael Boyling has played a major role in the development and growth of BFR.  Through his three-year tenure as director and President, BFR has grown from annual revenue of CDN$500,000 to annual revenue in excess of CDN$5,000,000.

He served with the Canadian Military (Army) from the age of 17 to the age of 38.  Since his retirement from military service, he has been self-employed in the financial industry.

Mr. Boyling also owns West Coast Global Equity/Ventures Inc., an international consulting company whose main focus is international financing and investing.  He has worked as a consultant and broker with a foreign government and international construction companies arranging equity and debt financing.

Mr. Boyling draws on his experience from his time spent in the insurance and financial services industry with two international insurance companies, where he occupied positions of Regional and International Sales Manager.

The Board of Directors recommends a vote FOR each of the nominees as a director.

Information Concerning Independent Public Accountant

Our independent public accountant for the 2006 fiscal year was Telford Sadovnick, PLLC.  Telford Sadovnick, PLLC has been rendering services to us on an on-going basis since November 1, 2006.  Representatives of Telford Sadovnick, PLLC will not be present at the meeting.

Audit Fees

The aggregate fees billed for the fiscal years ended December 31, 2006 and December 31, 2005 for professional services rendered by our principal accountants for the audit of our annual financial statements, review of financial statements included in our Form 10-QSB filings and other services provided by the accountant in connection with statutory and regulatory filings are approximately as follows:

December 31, 2006

December 31, 2005

(i)

Audit Fees

$24,500

$37,250

(ii)

Audit Related Fees

$21,300

$19,775

(iii)

Tax Fees

$11,700

$0

(iv)

All Other Fees

$16,300

$0

Change of Auditors

Cinammon Jang Willoughby & Company, Chartered Accountants, the independent accountant who had been engaged by us as the principal accountant to audit our consolidated financial statements, was dismissed effective October 31, 2006.   On November 1, 2006, our Board of Directors approved the engagement of Telford Sadovnick, PLLC as our new principal independent accountant to audit our consolidated financial statements for the year ending December 31, 2006.

The decision to change our independent accountant from Cinammon Jang Willoughby & Company, Chartered Accountants to Telford Sadovnick, PLLC was approved by our Audit Committee.

The report of Cinammon Jang Willoughby & Company, Chartered Accountants on our financial statements as of and for the years ended December 31, 2005 and December 31, 2004 did not contain an adverse opinion, or a disclaimer of opinion.  During the periods ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through the date of dismissal, we did not have any disagreements with Cinammon Jang Willoughby & Company, Chartered Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cinammon Jang Willoughby & Company, Chartered Accountants, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

Prior to engaging Telford Sadovnick, PLLC, we had not consulted Telford Sadovnick, PLLC regarding the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

BOARD AND COMMITTEE MEETINGS

During 2006, the Board of Directors held 15 meetings and all directors were present at each such meeting.  During 2006, the Board of Directors also acted by written consent in lieu of holding meetings.

COMPENSATION OF THE BOARD OF DIRECTORS

Our directors did not receive any compensation for their services during the last fiscal year.

Each director is eligible to participate in the 1999 Stock Option Plan and in the Ableauctions.com, Inc. 2002 Stock Option Plan for Directors (the “Directors’ Plan”).  Grants of options from both the 1999 Stock Option Plan and the Directors’ Plan are discretionary and are subject to the approval of the Board of Directors.

COMMUNICATIONS WITH MEMBERS OF THE BOARD OF DIRECTORS

The Board of Directors has not established a formal process for shareholders to send communications to its members.  Any shareholder may send a communication to any member of the Board of Directors, in care of our address and we will forward any such communication to the Board member.  If the shareholder would like the communication to be confidential, it should be so marked.

ATTENDANCE OF BOARD MEMBERS AT ANNUAL SHAREHOLDERS’ MEETING

We do not have a policy regarding attendance by the members of our Board of Directors at our annual meeting.  The annual meeting held in the 2006 fiscal year was attended by three of our directors.

REPORT ON COMMITTEES

The Board of Directors has one standing committee, which is the Audit Committee.  Information regarding the functions of the Audit Committee, its present membership and the number of meetings held by the Audit Committee during the 2006 fiscal year is described below.

Audit Committee.  The Audit Committee is responsible for recommending to the Board of Directors the selection of independent public accountants to audit our books and records annually, to discuss with the independent auditors and internal financial personnel the scope and results of any audit, to review and approve any nonaudit services performed by our independent auditing firm, and to review certain related party transactions.  The members of the Audit Committee are Mr. Barrett Sleeman and Dr. David Vogt.  The Audit Committee met five times during the 2006 fiscal year.

The Audit Committee is currently composed of two directors who are independent directors as defined under Rule 121 of the American Stock Exchange.  The Audit Committee operates under a written charter adopted by the Board of Directors.  We do not believe that any of the members of the Audit Committee would qualify as an “Audit Committee Financial Expert” as defined by Item 401 of Regulation SB promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.  However, members of our audit committee each have some of the attributes of an audit committee financial expert, and we believe that the collective experience and education of the members of our audit committee provide us with the expertise that an audit committee financial expert could provide.  We are in compliance with section 121 of the Rules of the American Stock Exchange, which requires that at least one member of our Audit Committee is financially sophisticated.  We believe that both Mr. Barrett Sleeman and Dr. David Vogt meet the criteria of financial sophistication.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Management is responsible for our financial statements and the financial reporting process, including the system of internal controls.  The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.  In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements that have been included in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.  In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Annual Report on Form 10-KSB for the 2006 fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee

/s/Barrett Sleeman

/s/Dr. David Vogt

NOMINATION OF DIRECTORS

We do not have, nor are we required by the rules of the American Stock Exchange to have, a standing nominating or compensation committee.  Our Board of Directors is made up of four members, three of whom are deemed to be “independent”, as that term is defined in the rules of the American Stock Exchange.  Nominees to the Board of Directors were selected and approved by our three independent Board members, Mr. Barrett Sleeman, Dr. David Vogt and Mr. Michael Boyling.

The Board of Directors, acting as a Nominating Committee, does not have a policy with regard to the consideration of any director candidates recommended by shareholders.  The Board of Directors has made no determination as to whether or not such a policy should be adopted.  The Board of Directors will consider candidates recommended by shareholders.  Shareholders wishing to recommend a candidate for membership on the Board of Directors should submit to us the name of the individual and other pertinent information, including a short biography and contact information, in the manner described below in this Proxy Statement in the section titled “Shareholder Proposals”.

Some, but not all, of the qualifications that may be considered by the Board of Directors in choosing a director are:

•

Minimum, relevant employment experience;

•

Familiarity with generally accepted accounting principles and the preparation of financial statements;

•

Post secondary education or professional license;

•

Previous experience as a Board member of an operating company; and

•

The ability to commit the number of hours per year necessary to discharge his or her duty as a member of its Board of Directors.

A candidate for director must agree to abide by our Code of Business Conduct and Ethics.

Our goal is to seek to achieve a balance of knowledge and experience on our Board.  To this end, we seek nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically.  Although we use the criteria listed above as well as other criteria to evaluate potential nominees, we do not have a stated minimum criteria for nominees.  The Board does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our shareholders.  To date, we have not paid any third parties to assist us in finding director nominees.

The Board of Directors has not received a nominee from a shareholder who is not also an officer or director of Ableauctions.  Each nominee to our Board of Directors expressed a willingness to serve during the 2007 fiscal year and, based on a review of his qualifications, each was deemed to be a suitable candidate for nomination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of July 19, 2007, regarding the beneficial ownership of our common stock by any person known by us to be the beneficial owner of more than 5% of our outstanding common stock, by directors and executive officers, and by all of our directors and executive officers as a group.

Name and Address(1)	Amount and Nature of Beneficial Ownership of Securities	Percent of Class(2)

Abdul Ladha, Director and Executive Officer	14,152,175(3)(4)	18.7%
Barrett Sleeman, Director	457,200 (4)	0.7%
Dr. David Vogt, Director	457,200(4)	0.7%
Michael Boyling	457,200(4)	0.7%

All current directors and executive officers as a group (4 persons)	6,700,250	20.8%

(1) The address of each of the following individuals is, c/o Ableauctions.com, Inc., Suite 200 - 1963 Lougheed Highway, Coquitlam, British Columbia V3K 3T8.

(2) Based on an aggregate of 65,348,009 shares outstanding as of July 19, 2007.  Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all of the shares of common stock.

(3) Abdul Ladha is a beneficiary of the Ladha (1999) Family Trust.  Hamilton Trust Company Limited is the trustee of the Ladha (1999) Family Trust.  Mr. Ladha disclaims beneficial ownership of the 3,006,875 shares held by the Ladha (1999) Family Trust.

(4) Consists of stock, options and warrants exercisable to acquire shares of common stock.

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater shareholder of our common stock, or any associate or any such directors, officers or affiliates, is a party that is adverse to us in any material legal proceeding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission.  Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2006 fiscal year our directors, executive officers and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements.

OFFICERS AND KEY EMPLOYEES/EXECUTIVE COMPENSATION

OFFICERS

Mr. Abdul Ladha is our Chief Executive Officer, President and Chief Accounting Officer.  Biographical information about Mr. Ladha appears in the section of this Proxy Statement titled “Proposal 1 – Election of Directors.”

Key Employees

In addition to our officers and directors, we value and rely upon the services of the following key employees.

Paul Piotrowski, Age 30

Paul Piotrowski is the manager of iCollector.com Technologies Ltd.  Mr. Piotrowski has been involved in the development of the company’s technology since he began working for Ableauctions.com Inc. in June 1999.  Before joining the company his past employment experience was in the field of computer hardware and software design, customer service and support as well as management and team leadership.  From 2001 to September 2003, Mr. Piotrowski was also the president and co-owner of Rapidfusion Technologies Inc., a privately owned technology development company, which was purchased by Ableauctions.com Inc. in September 2003.  Following the sale of Rapidfusion Technologies Inc. to the company, Mr. Piotrowski focused his full time efforts on continuing to develop and improve the company’s online auction live bidding technology and continues to do that in the current capacity of Chief Technology Officer with the company.

Erick Richardson, Age 62

Erick Richardson is the manager of Unlimited Closeouts Inc.  Mr. Richardson began working for Ableauctions.com Inc. in 2004, developing a liquidation business that buys products from major manufacturers and resells them to off price retailers in the United States.  Mr. Richardson was previously employed as a sales consultant by McKenzie Trading, an inventory broker.

There are no family relationships among our directors or executive officers.

The table below shows, for the last fiscal year, compensation paid or accrued to our Chief Executive Officer and the four most highly paid executive officers while serving in their designated capacity at fiscal year end, whose total compensation exceeded $100,000.  These officers are referred to as the “named executive officers.”

Summary Compensation Table
Name and Principal Position	Year (1)	Salary ($)	Bonus($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compens-ation($)	Nonqualified Deferred Compensation Earnings($)	All Other Compens-ation(2) ($)	Total ($)
Abdul Ladha, President and CEO	2006	156,000	0	0	0	0	0	6,000	162,000
Erick Richardson, Vice President and Director Unlimited Closeouts, Inc.	2006	0	207,500	0	36,000	0	0	0	243,500
Paul Piotrowski, Manager of iCollector.com Technologies, Ltd.	2006	0	128,344	0	20,000	0	0	0	148,344
Steve Gold, Senior Account Manager of Unlimited Closeouts, Inc.	2006	0	296,430	0	0	0	0	0	296,430

(1)

Year ended December 31.

(2)

Car allowance.

Disclosure to Summary Compensation Table

Our compensation program consists of the following three components:

•

base salary;

•

bonuses; and

•

awards of options to purchase common stock from our 1999 Stock Option Plan and, for directors, our 2002 Stock Option Plan for Directors.

We believe that a combination of cash and options will allow us to attract and retain the services of the individuals who will help us achieve our business objectives, thereby increasing value for our shareholders.

In setting the compensation for our sole executive officer, our Board of Directors looked primarily at his responsibilities, at salaries paid to others in businesses comparable to ours, at his experience and at our ability to replace him.  We expect Mr. Ladha’s salary to remain relatively constant unless his responsibilities are materially changed.

Bonuses are used to reward exceptional performance, either by the individual or by the company.  Bonuses are discretionary.  No bonuses were granted to our executive officer during the 2006 fiscal year.

Option Grants in the Last Fiscal Year

During the fiscal year ended December 31, 2006, the Company did not grant stock options to its named executive officers or directors.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION AWARDS						STOCK AWARDS

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not Vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Abdul Ladha	1,454,231	0	0	$0.40	11/16/2014	0	0	0	0
Erick Richardson	1,600,000 450,000	0 450,000	0	$0.42 $0.35	08/24/2009 08/22/2008	0	0	0	0
Paul Piotrowski	250.000 250,000	0 250,000	0	$0.35 $0.42	08/22/2008 08/24/2009	0	0	0	0
Steve Gold	250,000	0	0	$0.42	08/24/2009	0	0	0	0

Employment Agreements

We have an employment agreement with our Chief Executive Officer, Abdul Ladha, which is dated April 1, 2002.  The term of the agreement commenced as of April 1, 2002 and will continue until Mr. Ladha dies or is permanently disabled, we terminate the agreement for cause, we and Mr. Ladha mutually agree to terminate the agreement, Mr. Ladha elects to terminate the agreement or we elect to terminate the agreement.  If Mr. Ladha elects to terminate the agreement, he must give us at least 90 days written notice of his intent to terminate.  If we elect to terminate the agreement, we must give Mr. Ladha written notice equal to no less than the greater of one year or two months for each year of completed service.  In lieu of such notice, we can pay Mr. Ladha compensation for the notice period.  Mr. Ladha’s cash compensation is $156,000 per year, which may be increased by the Board.  Mr. Ladha also receives an automobile allowance of $500 per month and, upon execution of the agreement, he was granted options to purchase 1,000,000 shares of our common stock.

Executive Compensation Standard

While we do not have an independent committee that sets compensation for our sole executive officer, Mr. Abdul Ladha, all the members of our Board, with the exception of Mr. Ladha, are independent as that term is defined by Rule 121 of the American Stock Exchange.  Mr. Ladha’s executive officer compensation is set by these three members, without Mr. Ladha’s participation.  All members of the Board participate when deciding on compensation to be paid for their services.

Certain Relationships and Related Transactions

The following transactions have taken place since the end of our last fiscal year and during the last two fiscal years:

At December 31, 2004, we leased 8,000 square feet of showroom and office space at 1963 Lougheed Highway, Coquitlam, British Columbia.  The monthly rental payments were $5,681.  The landlord was Bullion Reef Holdings Ltd., a private company wholly-owned by Hanifa Ladha, who is the wife of our President, Abdul Ladha.  The rent payments were below market, as verified independently by Burgess Austin valuators.

On February 24, 2005, we, through our assignee and wholly owned subsidiary 0716590 B.C. Ltd., exercised an option to purchase the property described above.  On the date of purchase, the building had two tenants besides us.  The purchase price was $2,221,316 and the effective date of the transaction was January 1, 2005.  We paid the purchase price in cash.  The property consists of 19,646 square feet of commercial space and 2,300 square feet of residential space and is located on approximately eight-tenths of an acre.  The property currently serves as our headquarters.  A portion of the property continues to be leased to the remaining two tenants.

In 2005, we obtained a bank operating line of credit with an authorized limit of $1,395,349.  Advances under the credit line bore interest at the bank’s prime rate.  The line of credit was secured by a provincial bond we held in the amount of $1,350,000 and was also guaranteed by Mr. Ladha.  During the 2006 year, the bond was sold and the proceeds were used to pay off the line of credit.

As at December 31, 2005, included in our accounts receivable was a balance of $33,234 owing from Mr. Ladha for various credit card advances made to him.   Mr. Ladha paid this amount in full to us during the 2006 fiscal year.

On January 1, 2007 we entered into a three year agreement to lease approximately 2,851 square feet of storage space at from Bullion Reef Holdings Ltd., a private company wholly-owned by Mr. Ladha’s wife.  The monthly rent on the property located at 3112 Boundary Road, is approximately $1,777 (or approximately $63,972 for the entire term of the lease).  The lease is triple-net.  While this transaction was not at arm’s length, we believe that we received fair value for this lease and that if we were to pay an independent provider for the lease, we would receive similar terms and pay approximately the same amount per month.

We market the condominium units being developed by our subsidiary, Axion Investment Corporation, using the brand name “Overture LivingTM”.  The mark, “Overture Living™” belongs to Mr. Ladha.  Mr. Ladha has received no compensation for the use of this mark.

SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Securities and Exchange Commission, shareholder proposals intended for inclusion in next year’s Proxy Statement must be directed to the Corporate Secretary at Ableauctions.com, Inc., Suite 200 - 1963 Lougheed Highway, Coquitlam, British Columbia, Canada, V3K 3T8, and must be received by April 30, 2008.  Any shareholder proposal for next year’s annual meeting submitted after March 22, 2008 will not be considered filed on a timely basis.  For proposals that are not timely filed, we retain discretion to vote proxies we receive.  For proposals that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our Proxy Statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a Proxy Statement.

OTHER MATTERS

We are not aware of any other business to be acted on at the meeting.  If other business requiring a vote of the shareholders comes before the meeting, the holders of the proxies will vote in accordance with their best judgment.

ABLEAUCTIONS.COM, INC.

Suite 200 - 1963 Lougheed Highway, Coquitlam,

British Columbia, Canada V3K 3T8

Tel (604)-521-3369 Fax (604)-521-4911

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Ableauctions.com, Inc. (the “Company”) hereby appoints ABDUL LADHA and BARRETT SLEEMAN, and each of them, as the attorneys and proxies of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the Company at the Annual Meeting of Shareholders of the Company to be held on Friday, September 28, 2007 at 11:00 am Pacific Time at Suite 1000 - 595 Burrard Street, Vancouver, British Columbia, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

PROPOSAL 1 – Election of Directors:  (CHECK ONE ONLY)

 FOR all four nominees listed below.

 WITHHOLD AUTHORITY to vote for all four nominees for director listed below.

 FOR all four nominees for director listed below, except WITHHOLD AUTHORITY to vote for the nominee(s) whose name(s) is (are) lined through.

Nominees for election to the Board of Directors are Abdul Ladha, Barrett Sleeman, Dr. David Vogt, and Michael Boyling.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders(s).  If no direction is made, this proxy will be voted “FOR” the nominees of the Board of Directors in the election of directors.  This proxy also delegates discretionary authority to vote with respect to any other business that may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.

                                                                                                          Dated: ____________________, 2007

(Shareholder’s Signature)

(Shareholder’s Signature)

Note:  Please mark, date and sign this proxy card and fax it or return it in the enclosed envelope.  Please sign as your name appears hereon.  If shares are registered in more than one name, all owners should sign.  If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority.  Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.

IF YOU WOULD LIKE TO FAX YOUR VOTE, PLEASE FAX TO (604) 521-4911.